UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 5, 2023

Oncocyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 Cushing

Irvine, California 92618

(Address of principal executive offices)

(949) 409-7600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	OCX	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

The financial information provided in this Current Report on Form 8-K (this “Current Report”) that relates to the results of operations or financial condition of Oncocyte Corporation (the “Company,” “Oncocyte,” “we,” “us” or “our”) for the year ended December 31, 2022 is hereby incorporated by reference into this Item 2.02.

Item 8.01. Other Events.

The following information is being filed by the Company with the Securities and Exchange Commission (the “SEC”).

Business

Oncocyte develops and commercializing proprietary molecular technology as clinically actionable Lab Developed Tests (“LTDs”) in its Clinical Laboratory Improvements Amendment (“CLIA”) lab in Nashville and in the future as Research Use Only (“ROU”) product. Through a series of acquisitions, the Company has built a portfolio of differentiated content with utility in well-established clinical and research markets.

We may sometimes refer to our tests as “diagnostic tests.” For clarity, our LTDs are intended to support and help inform physician decision-making, but are not themselves diagnostic or prescriptive of treatment decisions.

VitaGraft

Through our acquisition of Chronix Biomedical (“Chronix”), we gained access to two patents in the field of the detection and quantification of donor derived cell-free DNA (“dd-cfDNA”) in patients after organ transplantation. dd-cfDNA has been shown to be a very useful addition to the traditional surveillance of graft health after transplantation and is currently an estimated $2.0 billion reimbursed market in the United States under a blanket local determination coverage. We successfully completed the technology transfer to our laboratory in Nashville, in the second quarter of 2022. In October 2021, our patent filing for the use of digital polymerase chain reaction (PCR) to quantify dd-cfDNA was issued by the United States Patent and Trademark Office.

The assay is already clinically validated in the three major solid organ transplant types (kidney, liver and heart) by peer reviewed international publications. The Company has submitted to the Molecular Diagnostics Services (MolDx) for reimbursement for its kidney and liver LDTs. The assays are currently available as part of an early access program for non-clinical use.

Several questions remain unanswered in transplant graft management and offer interesting areas for research. Among these are, immunosuppression dosing optimization, the utility of absolute quantification in long-term management, and the viability of xenograft and 3-D printed organs. To support these and other areas of groundbreaking research, we have initiated the development of an RUO product and are planning to have a prototype completed in the first half of 2023. In parallel, we are actively seeking discussions with potential platform partners to join our development efforts.

DetermaIO

For patients diagnosed with cancer, immunotherapies, particularly immune checkpoint inhibitors (“ICI”) targeting PD-1 and PD-L1, help recruit the body’s immune system to attack the growing tumor. ICIs are approved in 16 different tumor types, and it is estimated that 4.1 million patients are eligible for these drugs worldwide. Pharmaceutical companies are continuing to invest heavily in this space, with hundreds of clinical trials ongoing, and a number of drugs approved by the U.S. Food and Drug Administration, including pembrolizumab (Keytruda), nivolumab (Opdivo), and atezolizumab (Tecentriq).

Through the acquisition of Insight Genetics (“Insight”) in January 2020, Oncocyte has expanded its portfolio to include a novel gene expression-based test called DetermaIO, which is being developed to assess the tumor microenvironment and identify patients whose immune system is poised to benefit from immunotherapy.

Current predictive biomarkers, including PD-L1 and Tumor Mutational Burden (TMB), have shown only limited ability to accurately predict which patients will respond to an immunotherapy. According to published literature, more than half of PD-L1 positive patients do not respond to immune-checkpoint inhibitors, and 1 in 6 patients who will respond are missed.

Although ICI treatments can be highly effective in the right patients, ICI’s can also have significant side effects which include exacerbation of latent autoimmune disorders. There is a compelling medical and health economic unmet need for a biomarker that can: (1) identify responder populations missed by current biomarkers, (2) inform the use of ICI’s in combination with traditional cytotoxic chemotherapy, (3) support patient stratification clinical trials for next generation immunomodulating therapies, and (4) provide a reliable measurement of the tumor immune microenvironment for researchers in biopharma and academia.

DetermaIO has proven in multiple clinical studies, including a gold-standard randomized clinical trial (RCT) to provide incremental utility beyond established biomarkers used to identify patients who will have a response to ICIs. The test has been successfully validated in four tumor types and across all four major ICIs (Keytruda, Opdivo, Tecentriq and Imfinizi).

We completed the CLIA validation of DetermaIO in April 2020 and launched the test for research use. The test was launched via an Early Access Program in the fourth quarter of 2021. A kitted RUO product version of the underlying technology began proof-of-concept development in the first quarter of 2023.

There are approximately 3,000 PD-1/PD-L1 targeted therapy clinical trials ongoing that are expected to recruit over 500,000 patients. This represents a potential $1.0 billion market opportunity for immune-therapy clinical trial services to pharma companies developing ICIs which could be supported by our CLIA lab in Nashville or through a future RUO kitted product.

We also believe, based on our projected reimbursable pricing model, that the clinical use of DetermaIO will address a potential $3.0 billion total addressable market (“TAM”) opportunity. The actual TAM for DetermaIO in medical practice will depend upon a variety of factors including our ability to demonstrate the efficacy and clinical utility of the test, the extent of physician acceptance of the test, whether the test will be approved for Medicare reimbursement, and, if reimbursement is approved, the actual approved reimbursement price.

How DetermaIO May Inform the Choice of Therapies

DetermaIO measures the expression level of twenty-seven selected genes which are interpreted through the use of a proprietary algorithm (patent pending) which computes a quantitative score that incorporates information from the immune inflammatory infiltrates within and around the tumor combined with information from the wound response surrounding the tumor. An established threshold is used to classify patients as likely responder or likely non-responder whose association with response to immune therapy has now been validated in several independent clinical studies in multiple different cancer types.

DetermaIO incorporates measurement of activity of genes expressed in immune effector cells, genes expressed in activated wound response cells, and in some cases, genes expressed by the tumor itself. It is the combination of measurement of these three signals that we believe distinguishes DetermaIO from most other approaches.

The early success of ICIs has stimulated deeper investigation into the mechanism by which tumors evade the immune system which has revealed a complex interplay between tumor evasion strategies, the activity of immune effector cells and the tissue repair mechanisms that modulate anti-tumor activity. The balance between signal from the tumor, signals from the inflammatory cells invading the tumor, and signals from the wound response are now understood to account for resistance to ICI’s and are the target of second-generation therapeutic strategies to overcome resistance.

We believe DetermaIO is a direct measure the status of the tumor immune microenvironment and as such identifies those tumors poised to respond to the addition of ICI’s. We believe that the integration of the signal from the “Hot” component of the tumor with the “Cold” immune repressive features, and in some cases the exclusion of immune cells altogether, an immune desert, is superior to measuring any of these physiologies alone.

DetermaCNI

Therapy response monitoring is an emerging estimated $6.0 billion clinical opportunity in the United States. Current standard of care, CT/MRI imaging, can struggle to differentiate between progression and pseudo-progression, where a tumor will appear larger but is a side-effect of the immunotherapy working. Minimally invasive blood-based monitoring technology, like DetermaCNI, provides physicians a secondary data point to assess the effectiveness of therapy.

The test converts cell-free DNA (“cfDNA”) next-generation sequencing (NGS) results into a proprietary genome-wide copy number instability (CNI) score which can be used to monitor and guide ongoing treatment decisions. This test is differentiated from other monitoring tests in two ways: (1) it does not require tumor tissue upfront, which can be hard or impossible to obtain, and (2) the test measures copy number variation instead of mutations identified in a patient’s diagnostic biopsy specimen.

DetermaRx

As part of our initial strategy to become relevant in the broader diagnostic continuum, we launched the DetemaRX test via our acquisition of in Razor Genomics, Inc. (“Razor”) in September 2019. DetermaRx is the first and only test to predict patient’s risk of cancer recurrence following surgery and response to chemotherapy in early-stage lung cancer, and was our first test to be commercialized and reimbursed by Medicare. DetermaRx serves an unmet clinical need by helping to guide treatment decisions given the 30-50% mortality rate in patients in the absence of timely chemotherapy treatment. In February 2021, we acquired all outstanding shares of Razor common stock, which is now a wholly owned subsidiary of Oncocyte, and in February 2023, we sold approximately 70% of the issued and outstanding equity interests of Razor to buyers who are experienced in the development of early-stage lung cancer diagnostics and the provision of gene-expression-based prognostic tests. As part of the same transaction in February 2023, we transferred to Razor all of the assets and liabilities related to DetermaRx. We continue to retain approximately 30% of the issued and outstanding equity interests of Razor on a fully-diluted basis.

Risk Factors

An investment in our securities involves risks. You should consider carefully the risks described below, together with all of the other information included in this Current Report, as well as in our other filings with the SEC, in evaluating our business. If any of the following risks actually occur, our business, financial condition, operating results and future prospects could be materially and adversely affected. In that case, the value of our securities may decline and you might lose all or part of your investment. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business, financial condition, operating results and prospects.

We have incurred operating losses since inception, and we do not know if we will attain profitability.

Since our inception in September 2009, we have incurred operating losses and negative cash flows and we expect to continue to incur losses and negative cash flows in the future. Our net losses for the years ended December 31, 2022 and 2021 were $72.9 million and $64.1 million, respectively, and we had an accumulated deficit of $260.7 million as of December 31, 2022. We finance our operations primarily through sales of our common stock. There is no assurance that we will be able to obtain any additional financing that we may need, or that any such financing that may become available will be on terms that are favorable to us and our shareholders. Ultimately, our ability to generate sufficient operating revenue to earn a profit depends upon our success in developing and marketing or licensing our diagnostic tests and technology.

It is likely that we will need to issue additional equity or debt securities in order to raise additional capital needed to pay our operating expenses until such time as our revenues are sufficient to finance our operating expenses.

●	We plan to continue to incur substantial research and development expenses and we anticipate that we will be incurring significant sales and marketing costs as we develop and commercialize our diagnostic tests. Our research and development expenses may also increase if we work to develop tests for additional types of cancer or for other cancer related diagnostic purposes. The period of time for which our current cash and marketable securities will be sufficient to finance our operations will depend on the extent to which we expend funds on commercializing our tests and conducting new research and development programs. We will need to raise additional capital to pay operating expenses unless we are able to generate sufficient revenues from diagnostic test sales, royalties, and license fees to meet our operating expenses.

●	Our ability to raise additional equity or debt capital will depend not only on the successful completion of development of our diagnostic tests and receiving reimbursement approval from Medicare and other third-party payers for those tests, but also will depend on access to capital and conditions in the capital markets. Obtaining Medicare reimbursement approval for our diagnostic tests could take two to three years, and investors may be reluctant to provide us with additional capital until we obtain Medicare reimbursement approval for those tests or until we can demonstrate that private payers such as health insurance companies or HMOs are willing to pay for the use of our diagnostic tests at prices sufficient for us to earn a reasonable return on our investments in our diagnostic test portfolio. There is no assurance that we will be able to raise capital at times and in amounts needed to finance the development and commercialization of our diagnostic tests and general operations. Even if capital is available, it may not be available on terms that we or our shareholders would consider favorable.

●	Sales or other issuances of additional equity securities by us could result in the dilution of the interests of our shareholders.

Our revenues in the near term will depend on our ability to commercialize a small number of diagnostic tests.

Our near-term commercial efforts will focus on maximizing the opportunities for VitaGraft and DetermaIO and DetermaCNI. Our reliance on a small group of diagnostic tests as sources of revenue could limit our future revenue, make it more difficult for us to finance our operations, and impair our prospects for profitability and growth. DetermaIO and VitaGraft are currently available only in early access for non-clinical use. We plan to continue development of all three products for clinical and research use. However, there is no assurance that our development plans for VitaGraft, DetermaIO or DetermaCNI will be successful or that we will be generate sufficient revenues from commercialization of our diagnostic tests to finance our operations and earn a profit.

The research and development work we are doing is costly, time consuming, and uncertain as to its results.

We incurred research and development expenses amounting to approximately $7.3 million and $4.9 million during years ended December 31, 2022 and 2021, respectively. The current focus of our research and development efforts is the development of DetermaIO, VitaGraft and DetermaCNI. If we are successful in developing a new technology or diagnostic tests for additional types of cancer, refinement of the new technology or diagnostic tests and definition of the practical applications and limitations of the technology or diagnostic tests may take years and require the expenditure of large sums of money. There is no assurance that we will be successful in completing the development of our current diagnostic tests or in developing additional diagnostic tests regardless of the amount of our expenditures.

We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate the material weakness and otherwise maintain an effective system of internal control over financial reporting, it could result in us not preventing or detecting on a timely basis a material misstatement of the Company’s financial statements.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management has identified a material weakness specifically relating to deficiencies in its internal controls over the review process relating to third-party valuations. Outside of this subjective review process relating to valuations, no other deficiencies in internal controls were identified. While these control deficiencies did not result in a misstatement to the consolidated financial statements, the material weakness could have resulted in a misstatement impacting account balances or disclosures that would have resulted in a material misstatement to the consolidated financial statements that would not have been prevented or detected on a timely basis.

Although we are implementing plans to remediate this material weakness, we cannot be certain of the success of the plans. If our remedial measures are insufficient to address the material weakness, or if one or more additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, or our disclosure controls and procedures are again determined to be ineffective, we may not be able to prevent or identify irregularities or ensure the fair and accurate presentation of our financial statements included in our periodic reports filed with the SEC. Additionally, the occurrence of, or failure to remediate, a material weakness and any future material weaknesses in our internal control over financial reporting or determination that our disclosure controls and procedures are ineffective may have other consequences that could materially and adversely affect our business, including an adverse impact on the market price of our common stock, potential actions or investigations by the SEC or other regulatory authorities, shareholder lawsuits, a loss of investor confidence and damage to our reputation.

The price of our stock may rise and fall rapidly.

The market price of our common stock, like that of the shares of many biotechnology companies, may be highly volatile. The price of our common stock may rise or fall rapidly as a result of a number of factors, including:

●	Sales or potential sales of substantial amounts of our common stock;

●	Results of or delays in preclinical testing or clinical trials of our diagnostic test candidates;

●	Announcements about us or about our competitors, including clinical trial results, regulatory approvals, new diagnostic test introductions and commercial results;

●	The cost of our development programs;

●	The success of competitive diagnostic tests or technologies;

●	Litigation and other developments relating to our issued patents or patent applications or other proprietary rights or those of our competitors;

●	Conditions in the diagnostic, pharmaceutical or biotechnology industries;

●	Actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	Variations in our financial results or those of companies that are perceived to be similar to us, including the failure of our earnings to meet analysts’ expectations;

●	General economic, industry and market conditions; and

●	Changes in payer coverage and or reimbursement.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have been experiencing extreme price and volume fluctuations which have affected the market price of the equity securities without regard to the operating performance of the issuing companies. Broad market fluctuations, as well as industry factors and general economic and political conditions, may adversely affect the market price of our common stock.

Recent Developments

Products

We are currently developing DetermaIO, a test with promising data supporting its potential to help identify patients likely to respond to checkpoint inhibitor drugs. This new class of drugs modulate the immune response and show activity in multiple solid tumor types including non-small cell lung cancer (NSCLC), and triple negative breast cancer (TNBC). DetermaIO is presently available for research use through our Pharma Services operations but one of our goals is to complete development of that assay and to make it available for clinical use later this year. We also perform other assay development and clinical testing services for pharmaceutical and biotechnology companies through our Pharma Services operations.

We have added to our diagnostic test pipeline VitaGraft, a blood-based solid organ transplantation monitoring test, and DetermaCNI, a patented, blood-based test from Chronix for immunotherapy monitoring.

The inherent uncertainties of developing and commercializing new diagnostic tests for medical use make it impossible to predict the amount of time and expense that will be required to complete the development and commercialization of those tests. There is no assurance that we will be successful in developing new technology or diagnostic tests, or that any technology or diagnostic tests that we may develop will be proven safe and effective in diagnosis of cancer in humans or will be successfully commercialized.

Nasdaq Listing

On January 24, 2023, we applied to transfer the listing of our common stock from The Nasdaq Global Market to The Nasdaq Capital Market. Upon receiving confirmation that The Nasdaq Stock Market LLC (“Nasdaq”) had approved the transfer, our common stock began trading on The Nasdaq Capital Market effective with the open of trading on February 7, 2023. Our common stock continues to trade under the symbol “OCX”.

On February 7, 2023, the Company received confirmation that Nasdaq has determined that the Company is eligible for an additional 180-calendar day period to regain compliance by meeting the minimum bid price requirement. The minimum bid price requirement would be met if our common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day period.

Workforce Reduction Plan

In August 2022, we initiated a workforce reduction plan to strategically realign our operations and implement cost reduction programs to prioritize near term revenue generators and to manage and preserve cash. In connection with the reduction, we eliminated 14 positions, implemented tighter expense controls, and ceased non-core activities.

In December 2022, we initiated an additional reduction in workforce involving over 40% of our full-time employees. The transition was completed in February 2023. As of December 31, 2022, the Company incurred an aggregate of $1.65 million related to employee severance and benefits costs in connection with its reductions in workforce during the year ended December 31, 2022.

Razor Genomics Purchase Agreement

On December 15, 2022, we entered into a Stock Purchase Agreement (the “Razor Stock Purchase Agreement”) with Dragon Scientific, LLC (“Dragon”), and Razor Genomics Inc., a wholly-owned subsidiary of Oncocyte (“Razor”). Pursuant to the Razor Stock Purchase Agreement, we agreed to sell to Dragon, 3,188,181 shares of common stock of Razor, which constitutes approximately 70% of the issued and outstanding equity interests of Razor on a fully-diluted basis, and transfer to Razor all of the assets and liabilities related to DetermaRx (the “Razor Sale Transaction”). The Razor Stock Purchase Agreement provides that following the closing of the transaction, we will own 1,366,364 shares of common stock of Razor, which will constitute approximately 30% of the issued and outstanding equity interests of Razor on a fully-diluted basis. On February 16, 2023, we completed the Razor Sale Transaction. While no monetary consideration was received for the sale of 70% of the equity interests of Razor, the transaction allows us to eliminate all development and commercialization costs with respect to DetermaRx.

Results of Operations

Revenues for the Year Ended December 31, 2022

As a result of the classification of Razor’s operations to discontinued operations, all revenue derived from DetermaRx has been classified as discontinued operations. The remaining revenue is derived from VitaGraft technology, and from Pharma Services generated by our wholly owned subsidiary, Insight.

The following table shows our revenues for the years ended December 31, 2022 and 2021 (in thousands, except percentage change values).

	2022	2021	$ Change	% Change

Revenues from continued operations	$958	$2,198	(1,240)	-56%
Revenues from discontinued operations	$4,673	$5,529	(856)	-15%
Total	$5,631	$7,727	(2,096)	-27%

Pharma Services are generally performed on a time and materials basis. Upon our completion of the service to the customer in accordance with the contract, we have the right to bill the customer for the agreed upon price (either on a per test or per deliverable basis) and recognize the Pharma Services revenue at that time, on an accrual basis.

Licensing revenues are generally recognized upon transfer of promised technology information and other contractual performance obligations to licensees in an amount that reflects the consideration we expect to receive in exchange. Licensing revenue is recognized at the point in time when the applicable performance obligations are satisfied, and all other revenue recognition criteria have been met.

Pharma Services revenues are generated under discrete agreements for particular customer projects that generally expire with the completion or termination of the customer’s project. Accordingly, different customers may account for greater or lesser portions of Pharma Services during different accounting periods, and Pharma Services revenues may exhibit a larger variance from accounting period to accounting period than other revenues such as DetermaRx testing revenues.

Licensing revenues for the year ended December 31, 2022 included in discontinued operations primarily reflect the revenue recognition of $1.0 million in relation to the Initial Milestone Payments related to the Exclusive Sublicense Agreement in the PRC Territory with Burning Rock Biotech Limited. Like Pharma Services revenues, licensing revenues may vary significantly between accounting periods reflecting the attainment of additional licensing agreement milestones that trigger license fees payable to Oncocyte or reflecting the beginning or end of a revenue stream upon the commencement or termination of a license agreement related to a particular customer project.

The following table presents the percentage of consolidated revenues by products or services classes:

	Year Ended
	December 31,
	2022	2021	2022	2021
Pharma Services	958	1,460	100%	66%
Licensing	-	738	-%	34%
Total	$958	$2,198	100%	100%

Operating Summary

The following table shows our operating net loss for the years ended December 31, 2022 and 2021 (in thousands).

	Year Ended
	December 31,
	2022	2021

Revenues	$958	$2,198
Cost of revenues	976	778
Research and development expenses	7,301	5,035
Sales and marketing expenses	1,132	552
General and administrative expenses	21,881	22,292
Change in fair value of contingent consideration	(31,019)	27,266
Loss from goodwill impairment	18,684	-
Loss from operations	(17,997)	(53,725)
Other income (expense)	(615)	854
Loss before income taxes	(18,612)	(52,871)
Income tax benefit	-	9,261
Loss from continuing operations	(18,612)	(43,610)
Loss from discontinuing operations	(54,290)	(20,487)
Net loss	$(72,902)	$(64,097)

Cost of revenues

Cost of revenues generally consists of cost of materials; direct labor including payroll, payroll taxes, bonus, benefit and stock-based compensation; equipment and infrastructure expenses; clinical sample costs associated with performing Pharma Services; license fees due to third parties, and amortization of acquired intangible assets. Infrastructure expenses include depreciation of laboratory equipment; allocated rent costs; and leasehold improvements.

Cost of revenues for Pharma Services and licensing revenue varies depending on the nature, timing, and scope of customer projects.

Research and development expenses

A summary of the main drivers of the change in research and development expenses for the periods presented, is as follows:

	Year Ended
	December 31,
	2022	2021	$ Change	% Change

Personnel-related expenses	$2,931	$1,918	$1,013	53%
Professional fees, legal, and outside services	1,334	1,129	205	18%
Laboratory supplies and expenses	1,369	746	623	84%
Clinical trials	9	96	(87)	-91%
Share-based compensation	773	473	300	63%
Severance	21	233	(212)	-
Depreciation	315	228	87	38%
Facilities and insurance	334	12	322	2,683%
Other	215	200	15	8%
Total	$7,301	$5,035	$2,266	45%
% of Net Revenue	762%	229%		533%

We expect to continue to incur a significant amount of research and development expenses during the foreseeable future. As of December 31, 2022, we will continue development of DetermaIO and VitaGraft. Our future research and development efforts and expenses will also depend on the amount of capital that we are able to raise to finance those activities and whether we acquire rights to any new diagnostic tests.

Sales and marketing expenses

A summary of the main drivers of the change in sales and marketing expenses for the periods presented, is as follows:

	Year Ended
	December 31,
	2022	2021	$ Change	% Change

Personnel-related expenses	$592	$147	$445	303%
Share-based compensation	261	114	147	129%
Professional fees, legal, and outside services	219	286	(67)	-23%
Facilities and insurance	43	-	43	-%
Other	17	5	12	240%
Total	$1,132	$552	$580	105%
% of Net Revenue	118%	25%		93%

We expect to continue to incur sales and marketing expenses during the foreseeable future as we complete product development and begin commercialization efforts for DetermaIO as a clinical test. Sales and marketing expenses will also increase if we successfully develop and begin commercializing DetermaCNI, and VitaGraft, or if we acquire and commercialize other diagnostic tests. Our commercialization efforts and expenses will also depend on the amount of capital that we are able to raise to finance commercialization of our tests. Our future expenditures on sales and marketing will also depend on the amount of revenue that those efforts are likely to generate.

General and administrative expenses

A summary of the main drivers of the change in general and administrative expenses for the periods presented, is as follows:

	Year Ended
	December 31,
	2022	2021	$ Change	% Change

Personnel-related expenses and board fees	$7,155	$6,137	$1,018	17%
Share-based compensation	5,435	3,657	1,778	49%
Professional fees, legal, and outside services	4,299	6,214	(1915)	-31%
Facilities and insurance	2,696	3,197	(501)	-16%
Severance – Chronix acquisition	-	2,452	(2,452)	-100%
Severance	1,480	-	(1,480)	-%
Other	816	635	181	29%
Total	$21,881	$22,292	$(411)	-2%
% of Net Revenue	2,284%	1,014%		1,270%

Unaudited Financial Results

Our audited financial statements for the fiscal year ended December 31, 2022 are not yet final. Accordingly, the financial information set forth above reflects preliminary unaudited financial results. These preliminary results are subject to the completion of the Company’s financial closing process and finalization of the Company’s consolidated financial statements for the year ended December 31, 2022, including the completion of the audit of those financial statements. Accordingly, the actual financial results that will be reflected in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), including audited financial statements, may differ from these preliminary unaudited results.

Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We expect that, in the Annual Report, management will report the following material weaknesses that are expected to cause management to conclude that, as of December 31, 2022, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level:

●	We did not maintain sufficient accounting resources commensurate with our structure and financial reporting requirements; and
●	We did not design and maintain effective controls to address the initial application of complex accounting standards and accounting treatment of non-routine, unusual or complex events and transactions.

Notwithstanding these material weaknesses, we believe that the financial statements to be included in the Annual Report will fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained herein are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact (including, but not limited to statements that contain words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would”) should be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in or implied by these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Oncocyte, particularly those mentioned under the heading “Risk Factors” in this Current Report and in our other filings with the SEC. Except as required by law, Oncocyte undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

The forward-looking statements included herein relate to, among other things, statements about:

●	our product development plans and objectives;

●	the timing and our ability to obtain and maintain coverage and reimbursements from the Centers for Medicare and Medicaid Services and other third-party payers;

●	the potential commercialization of our diagnostic tests currently in development;

●	the timing and success of future clinical trials and the period during which the results of the clinical trials will become available;

●	our estimates regarding future orders of tests and our ability to perform a projected number of tests;

●	our estimates and assumptions around patient populations, market size and price points for reimbursement for our diagnostic tests

●	our estimates regarding future revenues and operating expenses, and future capital requirements;

●	our ability to raise additional capital and the terms on which we are able to raise capital; and

●	the impact of and our ability to remediate material weaknesses in internal controls over financial reporting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: April 5, 2023	By:	/s/ Anish John
Anish John
Chief Financial Officer